Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) shall be effective as of January 1, 2015 (the “Effective Date”), by and among Richard Markee (the “Executive”), Vitamin Shoppe, Inc., a Delaware corporation (the “Parent”) and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”) and their affiliates. The following terms and conditions shall apply.

WITNESSETH:

WHEREAS, Parent, the Company and the Executive desire to memorialize the terms of the Executive’s employment effective as of the Effective Date under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve as Executive Chairman of each of Parent and the Company and, in such capacity, shall be responsible for and shall perform such duties as are customarily performed by an executive chairman of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Board of Directors of Parent. The Executive shall report to the Board of Directors of Parent. The Executive shall not report or be subject to the authority of any officer or employee of Parent or the Company. The Executive agrees to devote a majority of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s and the Company’s business. The Executive’s duties include working with the Chief Executive Officer of Parent and the Company, and such other members of senior management as may be requested by the Chief Executive Officer. The Executive further agrees and acknowledges that during the Term (as defined in Section 3, below) he will not engage in any other business activities or provide services to other entities or individuals without disclosure to, and advance written approval from, the Board of Directors of Parent, and that he will continue to devote more of his business time, attention and services to the Company than to any other single business entity or group of related entities.

(A) Change in Title. During the Term of this Agreement, the Board, at its option, may request that the Executive assume the title of Non-Executive Chairman. Should the Executive’s title change to non-Executive Chairman, the Executive will continue to receive his annual base compensation as set forth in this Agreement until the expiration of this Agreement. The Executive will also be entitled to receive a prorated portion of the annual bonus opportunity set forth in Section 2(B) below which will be calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12). The bonus will be paid to the Executive at the time(s) described in Section 2(B) below. The equity component consisting of the restricted stock award grant set forth in Section 2(G) of this Agreement shall continue to vest over a twenty-four (24) month term. However, upon the Executive’s re-election to the Board of Directors in June 2015, the Executive will serve his remaining term as a Director until the next shareholder meeting at no additional compensation and shall have all the rights, duties and responsibilities of a director of the Company.

(B) In the event of a Change in Control during the Term of this Agreement, the Executive shall be entitled to all Change in Control benefits herein, if he is holding the title of Executive Chairman at the time of a Change in Control, but no such benefits will be available if he is in the position of Non-Executive Chairman at the time of any Change in Control.

2. Compensation; Salary, Bonus and Other Benefits. During the Term, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, as Executive Chairman, the Company shall pay to the Executive a base salary of $400,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company, upon recommendation of the Compensation Committee, may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually.

(B) Bonus. For each calendar year of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of sixty percent (60%) of his then current base salary. Seventy five percent (75%) of the target bonus (sixty percent (60%) of current base salary) will be determined pursuant to the Company’s then current Management Incentive Program (“MIP”) and twenty-five percent (25%) of the target bonus sixty percent (60%) of current base salary) will be based on the Executive’s personal performance and achievement of objectives as determined by the Company’s Board of Directors in their sole discretion. The Executive acknowledges that the Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect the Executive’s ability to receive an Annual Cash Bonus with a target of sixty percent (60%) of the Executive’s base salary. The Executive shall be paid his Annual Cash Bonus on or about March 1st of the calendar year following the year to which such bonus relates, and in all events on or before March 15th of such year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which the Executive’s employment terminates (and possibly for the prior year) shall not be known on the date the Executive’s employment terminates, and, if any, shall be paid by the Company to the Executive as provided in the preceding sentence, but in all events on or before March 15th of the calendar year following the calendar year in which the services to which such bonus relates were performed. Pursuant to Section 1(A) above, should the Executive’s title change to “non-Executive Chairman” he will receive a prorated portion of the annual bonus opportunity which will be calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12). The Executive’s Annual Cash Bonus potential shall be reviewed annually for increase or decrease by the Compensation Committee and recommended to the Board of Directors for approval in their sole discretion. The Executive acknowledges and agrees that as required under law or Company policy, incentive compensation to the extent received based on erroneous information, is subject to recoupment for a three-year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health and life insurance and other benefit plans and programs made available by the Company to its management employees generally unless such participation is prohibited by applicable law, by the terms of a policy, or would violate any applicable non-discrimination provision of ERISA or the Internal Revenue Code; provided the Executive makes timely premium payments and contributions in the same amounts paid by the then current officer level employees.

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as Executive Chairman or Non-Executive Chairman of the Board of Parent or the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. All reimbursements under this Section 2(D) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(E) Vacation. The Executive shall be entitled to five (5) weeks of vacation time per fiscal year in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally.

(F) Options. RESERVED

(G) Restricted Stock. On or about January 1, 2015, the Company will grant to the Executive a Restricted Stock Award (“RSA”) equal to his Annual Base Salary of four hundred thousand dollars ($400,000). The number of shares to be awarded will be calculated based on the closing price of the shares as of the close of business on January 2, 2015, and rounded down to the nearest whole number of shares. On the first business day immediately following January 1, 2016, the Executive will vest in fifty percent (50%), rounded down to whole shares if necessary, of the January 1, 2015 award and he will vest in the remaining portion of the grant on the first business day immediately following January 1, 2017. The restricted shares referred to above will only be issued to the Executive if, during the two-year period of vesting of the equity grant, he: (i)(a) remains employed by the Company, (b) dies, (c) becomes disabled as described in Section 5(E)) or (d) is terminated without cause and (ii) does not solicit, disparage, disclose or compete with the Company (as described in Sections 7, 8, 9 and 10). For purposes of this Section 2(G), the expiration of this Agreement pursuant to Section 3 is not considered a termination without cause. If the Executive competes with the Company during the period of vesting, the RSA shall be revoked in its entirety. If the Executive becomes disabled or dies during the Term of this Agreement and he has not solicited, disparaged, disclosed or competed with the Company (as described in Sections 7, 8, 9 and 10), he will receive the entirety of any unvested portion of the RSA. If the Executive is terminated for cause, the RSA shall be revoked in its entirety and he will be required to return any restricted shares which under this grant vested prior to his termination for cause or their cash equivalent, including any gains realized.

If the Agreement is renewed and continues in effect after 2015, another RSA, under the same terms as in the preceding paragraph, shall be made on or about January 1, 2016 and every year thereafter.

(H) Acquired Securities. RESERVED

(I) Forfeiture and Repayment. The Executive agrees and acknowledges that amounts and awards payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any amounts or gains realized may be made upon the Executive on the basis of the Parent’s or the Company’s forfeiture and recoupment policies, or on the basis of any of the following circumstances: (i) if during the course of employment the Executive engages in conduct that is (x) materially adverse to the interest of the Parent or the Company, which include failures to comply with the Parent’s and the Company’s written rules or regulations and material violations of any agreement with the Parent or the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities; (ii) if during the course of employment, the Executive competes with, or engages in the solicitation and/or diversion of customers or employees of the Parent or the Company; (iii) if following termination of employment, the Executive violates any post-termination obligations or duties owed to, or any agreement with the Parent or the Company, which includes this Agreement and other agreements restricting post-employment conduct; and (iv) if compensation that is promised or paid to the Executive is required to be forfeited and/or repaid to the Parent or the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement or other plan or arrangement.

3. Term. The term of the Executive’s employment hereunder shall commence on the Effective Date of the Agreement and shall terminate on December 31, 2015, unless earlier terminated as provided in Section 5 of the Agreement.

4. Reserved.

5. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows (as well as automatically upon expiration of the Term):

(A) At the Executive’s Option; Upon Expiration of the Term. The Executive may terminate his employment at any time upon at least three months advance written notice to the Company. In addition, the Executive’s employment hereunder shall automatically terminate upon expiration of the Term. In either such event, the Executive shall be entitled to no termination benefits from and after the termination of his employment, except as provided in Section 5(G) and (H) hereof. Notwithstanding the foregoing, upon the termination of the Executive’s employment upon the expiration of the Term, the Executive shall also be entitled to an Annual Cash Bonus in accordance with Section 2(B) and retiree medical to the extent provided in Section 5(J).

(B) At the Election of the Board With Cause. The Parent Board may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the Term upon written notice to the Executive. Termination of the Executive’s employment by the Board shall constitute a termination “with cause” under this Agreement only if such termination is for one or more of the following causes: (i) wrongful misappropriation by the Executive of Company assets of a material value and not remedied within thirty (30) days after receipt of written notice from the Company; (ii) alcohol or drug use, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company and not remedied within thirty (30) days after receipt of written notice from the Company; (iii) the conviction of a felony; (iv) gross neglect or willful misconduct by the Executive in the conduct or management of the Company not remedied within thirty (30) days after receipt of written notice from the Company which neglect or misconduct materially affects the Company; (v) willful refusal to comply with any significant policy, directive or decision of the Board in furtherance of a legitimate business purpose of the Company or willful refusal to perform the duties reasonably assigned to the Executive by the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vi) breach by the Executive of Sections 7, 8 or 9 of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company. Notwithstanding the foregoing, the Executive shall not be terminated “with cause” under this Agreement or otherwise unless he is given an opportunity to be heard before the Parent Board (accompanied by counsel, if he so chooses) and, after such hearing, there is a vote of majority of the members of the Parent Board (not including the Executive but including at least one independent director voting in favor) to terminate the Executive’s employment “with cause”. Any such termination shall be subject to de novo review in accordance with Section 23. In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vi) above, inclusive, the Executive shall be entitled to no termination or medical benefits, except as provided in Section 5(G) and (H) hereof.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the Term without Cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon such termination under the Section 5(C), the Company shall pay the Executive through the remaining Term of the Agreement which shall expire on December 31st of the year of termination. The Executive shall also receive a pro rata portion of the Annual Cash Bonus opportunity set forth in Section 2(B) above which will be calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12). The Executive shall also be eligible to receive the medical benefits pursuant to Section 5(J) below. All unvested equity to which the Executive was eligible shall continue to vest on the schedule set forth in Section 2(G) provided that the Executive does not compete with the Company during any balance of the twenty-four month non-competition period.

(i) Subject to the Employee’s group health plan coverage continuation rights, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the benefits listed in Section 5(C) shall be reduced to the extent payments and/or benefits of the same type are received by the Executive from any other person during such period, and provided, further, that the Executive shall have the obligation to notify the Company that he is receiving such payments and/or benefits.

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment upon written notice to the Company if, upon the occurrence of a Change in Control, as defined in the Parent’s 2009 Equity Incentive Plan, or within two years after a Change in Control, the Executive experiences an Adverse Change in Status, as defined in the Policy, without his written consent, which is not remedied within thirty (30) days after which the Executive gives written notice to the Board of Directors of the same. In order to exercise his right to terminate his employment under this Section 5(D), the Executive must provide written notice to the Board of Directors within ninety (90) days of such change and if the change is not remedied must terminate within two years of such change. In the event the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall:

(i) Pay to the Executive his base salary through the remaining Term of the Agreement which shall expire on December 31st of the year of termination.

(ii) Pay to the Executive a pro rata portion of the Annual Cash Bonus opportunity set forth in Section 2(B) above which will be calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12). However, the Executive will not be entitled to any unvested portion of the RSA issued under section 2(G).

(iii) Provide medical benefits pursuant to Section 5(J) below.

(E) Disability of the Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no termination benefits from and after the termination of his employment, except as provided in Sections 5(G), (H) and (J) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. Any other rights and benefits the Executive may have under the employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

(i) Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) a pro rata portion of his base compensation for the calendar year in which the disability occurs which will be dependent upon the amount of time that the Executive was able to perform his duties for the Company, (ii) for the calendar year in which the Executive’s employment is terminated due to disability, the pro rata amount of the Annual Cash Bonus calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12), and (iii) the entirety of any unvested portion of the RSA, which shall vest in accordance with Section 2(G) above.

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no termination benefits from and after the termination of his employment, except as provided in Sections 5(G), (H), and (J) hereof.

(i) Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive’s estate shall be entitled to receive (i) a pro rata portion of his base compensation for the calendar year in which he died which will be dependent upon the amount of time that the Executive was able to perform his duties for the Company prior to his death, (ii) for the calendar year in which the Executive dies, the pro rata amount of the Annual Cash Bonus calculated by multiplying the target bonus amount by a fraction, the numerator of which is the number of full calendar months served during the Term of this Agreement as Executive Chairman and the denominator of which is twelve (12); and (iii) the entirety of any unvested portion of the RSA. Such equity will immediately vest and become unrestricted upon the Executive’s date of death.

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination by the Executive pursuant to the terms of this Agreement.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination. All reimbursements under this Section 5(H) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(I) Company’s Obligation. The Company’s obligation to make the payments and provide benefits herein is conditioned upon the Executive’s (i) execution and delivery to the Company of a general release covering employment-related claims (but not claims as a shareholder) in a form satisfactory to the Company and (ii) compliance with and continued observance in all material respects of the covenants contained in Sections 7, 8 and 9 of this Agreement, and is subject to recoupment and forfeiture pursuant to the Parent’s and the Company’s recoupment and forfeiture policies, as may be in effect from time to time, and as provided herein.

(J) Retiree Medical Benefits.

(i) Upon termination of the Executive’s employment, he and his covered dependents shall be eligible for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the same extent, and under the same conditions, as applicable to other employees of the Company who terminate employment. Subject to termination of the Executive’s employment under circumstances described in Sections 5(C), (D), (E) or (F), then the Company will reimburse (subject to applicable tax withholding) the Executive (or his surviving spouse, if applicable) for the excess of the amount the Executive (or his surviving spouse, if applicable) has paid for such COBRA coverage over the same rate as paid by similarly situated employees from time to time for non-COBRA coverage.

(ii) Subject to clause ( iii)-(v) of this Section 5(J), following expiration of the COBRA coverage period (at 18 months or 36 months, as the case may be), until each of the Executive and his spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such later date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility, the Company shall arrange to provide the Executive and his spouse (and to each one severally in the event that the other shall have become eligible for Medicare coverage as described herein) medical insurance benefits substantially similar to those provided to executive officers of the Company, provided the Executive shall pay the Company insurer an amount equal to the full cost of such coverage and the Company will reimburse the

Executive for the amount paid by the Executive in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits.

(iii) Any reimbursement by the Company to the Executive required under this Section 5(J) shall be made on the last day of the month in which the Executive (or his spouse, if applicable) pays the amount required for such coverage, provided evidence of payment to the insurer has been furnished to the Company before such date. If the Executive is a “specified employee” (as described in Section 24(B) below) and the benefits specified in this Section 5(J) are taxable to the Executive and not otherwise exempt from Code Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. Any amounts to which the Executive would otherwise be entitled under this Section 5(J) during the first six months following the date of the Executive’s separation from service shall be accumulated and paid to the Executive on the date that is six months and one day following the date of his separation from service. Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 5(J), or in-kind benefits provided, during one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Any reimbursement of an expense described in this Section 5(J) shall be made on or before the last day of the Executive’s (or his spouse’s, if applicable) taxable year following the taxable year in which the expense was incurred. The Executive’s (or his spouse’s, if applicable) right to reimbursement or in-kind benefits pursuant to this Section 5(J) shall not be subject to liquidation or exchange for another benefit.

(iv) The benefits provided under this Section 5(J) shall terminate on the earliest of: (a) the Executive and his spouse become eligible for coverage under Medicare whether as a result of reaching age 65 or such other date as must be attained or other criteria which must be met due to any governmental changes which affect Medicare eligibility; (b) the Executive’s violation of Sections 7,8, 9 or 10; (c) the Executive or his spouse obtains employment offering medical coverage comparable (in the view of the Company) to that provided by the Company; or (d) the death of the Executive and his spouse. In case clauses (a) or (d) apply, the payment amount shall be reduced appropriately if only one person is Medicare eligible or dies. Notwithstanding any other provision of this Section 5(J), the Company shall not be required to make payments to the Executive and/or his spouse if the Company believes such payments may result in tax liability for the Company. However, in such event, the Company and the Executive agree to revisit this issue and discuss its resolution.

(v) The benefits provided in this Section 5(J) shall be reduced to the extent benefits of the same type are received by, or available to, the Executive or his spouse from any other person during such period, and provided, further, that the Executive (or his spouse, if applicable) shall have the obligation to notify the

Company that he (or his spouse) is receiving such benefits. The Company agrees that, if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive (or his spouse) is not required to seek other employment or to attempt in any way to reduce any amounts payable by the Company pursuant to this Section 5(J). Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company.

6. Reserved.

7. Noncompetition Covenant. The Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If the Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, the Executive agrees that during the term of the Executive’s employment by the Company and for a period of twenty-four (24) months thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets or distributes (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries (the “Competitive Products”) whereby a business engages in the sale/distribution of the Competitive Products that represent one third (1/3) of the gross sales in the proceeding twenty-four (24) months from the Executive’s date of termination (the “Competitive Business”). In addition, during this twenty-four (24) month period, the Executive shall not directly or indirectly join, engage in or carry on any business whose products are competitive with the Company, including but not limited to, GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

8. Nonsolicitation.

(A) For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment, the Executive shall not directly, or cause any other person or entity to, either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the officers or employees of the Company or its subsidiaries who are employed by the Company or its subsidiaries. For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment, the Executive shall not directly, or cause any other person or entity to, either for himself or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business of the Company or its subsidiaries.

(B) Non-Disparagement Restrictions. The Executive agrees that he shall not disparage Parent, the Company, an affiliated company, or any of their products or practices, any of their respective directors, officers or employees, either orally or in writing, at any time. Parent and the Company will use reasonable efforts to instruct its senior officers and directors to not disparage Employee, either orally or in writing, at any time. Nothing in this Section 8(B) shall limit the ability of the Executive, Parent and/or the Company and its/their senior officers or directors to provide truthful testimony as required by law or any judicial or administrative process.

9. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of Parent or the Company or as may be in the public domain through no fault of his or as may be required by law and after prior notification to the Company (including a court, administrative agency or arbitrator) or to the extent necessary to enforce or defend the Executive’s rights under this Agreement or any other agreement between or among Parent or the Company (and related parties).

10. Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its affiliate’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such affiliate. The Executive shall promptly disclose such Work Product to the Company’s Board of Directors and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Remedies Upon Breach. The Executive agrees that any material breach of Section 7, 8, 9 or 10 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond.

12. Excise Taxes. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company or Parent under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with a change of control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 12 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 12 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash payable by reference to the Executive’s Base Salary or Annual Cash Bonus, (ii) any other cash amount payable to the Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. This Section 12 shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2). For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 12, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within 75 days of the last day of such calendar year. For purposes of determining the order of reduction of amounts payable under the Policy, the order of reduction specified therein shall govern the reduction of such amounts and, if and to the extent not addressed therein, shall be reduced in accordance with the foregoing.

13. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including being called as a witness) by reason of the fact that he is or was an officer, director, agent or employee of Parent, and/or the Company or is or was serving at the request of any such party as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified (and advanced expenses as incurred (subject to proper documentation) prior to a final disposition of the matter, provided that the Executive agrees to repay such advanced expenses when required pursuant to the certificate of incorporation and by-laws of Parent or the Company) by Parent and the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of Parent or the Company, as applicable. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by Parent or the Company. Parent and the Company each individually agree to cover the Executive under its directors’ and officers’ liability insurance policies on a basis no less favorable to the Executive as any other director or senior executive is covered until such time as suits can no longer be brought against the Executive as a matter of law.

14. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 7 and 8 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

15. Representations. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other written agreement or obligation with any third party. The Executive represents that he is not bound by any written agreement which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder. Parent and the Company each represents and warrants to the Executive that it is fully authorized by action of its board (or of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under such agreement and upon the execution and delivery of this Agreement by it and the Executive, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

17. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body of limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

18. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Company’s Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

19. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and, as of the Effective Date, supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive concerning such subject matter, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

20. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. Parent and the Company shall not be able to assign or transfer their rights, duties and obligations under this Agreement without the Executive’s prior consent; provided that the Parent shall have the right to assign this Agreement to its successors and assigns provided such successor or assign agrees to perform Parent’s and the Company’s duties under this Agreement. The rights and obligations of Parent and the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of such party. The rights and obligations of the Executive shall inure to the benefit of, and shall be binding upon, his heirs. In the event the Executive dies while any payment or entitlement is due to him, such payment or benefit shall be paid to his designated beneficiaries or if no beneficiary is designated, to his estate.

21. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given to the person or entity (i) when delivered by hand, (ii) three days after being sent by first-class certified mail, postage prepaid, return receipt requested, (iii) when delivered by overnight commercial courier, or (iv) when transmitted by telecopy or facsimile machine (with confirmation of receipt), to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company or Parent:

Vitamin Shoppe Industries Inc.

2101 91st. Street

North Bergen, New Jersey 07047

Attention:
Facsimile:

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

Attention:	Peter A. Walker, Esq.
Facsimile:	(917) 344-1254

If to the Executive:

Richard Markee

[Address on file with the Company]

Facsimile: (    ) -

22. Survival of Obligations. The provisions of Sections 5, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive the termination or expiration of the Term as a continuing agreement of the Company, Parent and the Executive. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

23. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration pursuant to the Commercial Arbitration rules then in effect of the American Arbitration Association, to be held in the Borough of Manhattan in New York City. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 7, 8 and 9 of this Agreement. In the event of any dispute between the parties relating to this Agreement (including pursuant to Section 11 hereof), each party agrees to be responsible for its or his own costs and expenses, including legal fees; provided that the costs of paying the arbitrator(s), if applicable, shall be split evenly between the parties.

24. Code Section 409A Compliance.

(A) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments that qualify for the short-term deferral exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception. For purposes of the limitations on deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for all purposes under Code Section 409A. In the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause the Executive to be subject to additional tax, interest or penalties under the provisions of Code Section 409A, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of such taxes, interest or penalties under Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(B) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first day of the seventh month following the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(C) To the extent that payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute “deferred compensation” under Code Section 409A unless such release is signed and delivered, and the period for revocation has expired, within sixty (60) days following the date of the Executive’s termination of employment. In this regard, the Company agrees to provide the Executive with the form of release required under Section 5(I) no later than 5 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all such amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement, applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(D) With respect to reimbursements or other in-kind benefits under this Agreement, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(E) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be, to the extent permitted under Code Section 409A, within the sole discretion of the Company.

(F) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be effective for all purposes.

This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN SHOPPE, INC.

By:
Jean Frydman
Assistant General Counsel

VITAMIN SHOPPE INDUSTRIES, INC.

By:
Jean Frydman
Assistant General Counsel

EXECUTIVE

Richard Markee

Signature Page to Employment and Non-Competition Agreement

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